Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Soundhound AI, Inc. of our report dated March 11, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in SoundHound AI, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

August 11, 2025